Exhibit 99.1

Behringer Harvard REIT I, Inc. Nominated for
EPIC Award as “REIT of the Year”

DALLAS, May 12, 2008 — Behringer Harvard REIT I, Inc. has been nominated for an Excellence in Property, Investment and CMBS (EPIC) award in the REIT of the Year category by Real Estate Finance & Investment, a newsweekly serving the commercial property and capital markets. The REIT of the Year award is given annually to a public or private real estate investment trust that has distinguished itself by launching a unique strategy, a substantial acquisition or a notable initiative.

In a recent announcement about the nominations, Real Estate Finance & Investment said: “It was an extremely active year for Behringer Harvard REIT I. The firm acquired Toronto-based IPC U.S. REIT and its portfolio of 34 U.S. office properties in December 2007, a $1.4 billion transaction. The REIT also acquired a portfolio of four Class A offices in Chicago from affiliates of Boston-based Beacon Capital Partners. Despite the liquidity constrained environment, Behringer Harvard REIT I was able to complete these transactions given the strength of its balance sheet.”

Robert M. Behringer, founder and chief executive officer of Behringer Harvard, said, “We’re gratified to be nominated for this respected industry award. These acquisitions were important enhancements to the quality of our REIT I portfolio, and I appreciate the efforts of many dedicated and talented people at Behringer Harvard who made this achievement possible. As with any acquisition, it is our intent that these transactions will position our portfolio for increased shareholder value.”

The 2008 EPIC awards will be presented at a dinner on June 5 at the Ritz-Carlton New York Battery Park Hotel.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President — Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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